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                              401 9th Street, N.W.
                            Washington, DC 20004-2128
                                 (202) 585-8000
                               Fax: (202) 585-8080


                             ________________, 2003


Boston Capital Associates IV L.P.
General Partner of Boston
 Capital Tax Credit Fund IV L.P.
One Boston Place
Suite 2100
Boston, MA  02108-4406

     Re: BOSTON CAPITAL TAX CREDIT FUND IV L.P. SERIES 45 AND SERIES 46

Gentlemen:

     You have requested our opinion with respect to certain matters in connection with Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership (the "Partnership").

     We have acted as counsel to the Partnership; to Boston Capital Associates IV L.P., a Delaware limited partnership which is the general partner of the Partnership (the "General Partner"); and to BCTC IV Assignor Corp., the assignor limited partner of the Partnership (the "Assignor Limited Partner"), in connection with the registration by the Partnership under the Securities Act of 1933, as amended, of 7,000,000 units of beneficial interests in the Limited Partnership Interest of the Assignor Limited Partner in Series 45 and Series 46 (the "Units").

     In this regard, we have reviewed Registration Statement No. 333-_____, (the "Registration Statement") and the Prospectus (the "Prospectus") constituting a part thereof filed with the Securities and Exchange Commission (the "Commission").

     The Partnership has issued a Limited Partnership Interest to the Assignor Limited Partner, which will assign Units thereof to certain investors ("Assignees"). Under certain circumstances described in the Registration Statement, Units may be held directly by investors as Limited Partners. The Assignees and such Limited Partners are collectively referred to as "Investors." This opinion is applicable to Units held under either form of ownership.

     We have reviewed the Partnership's Certificate of Limited Partnership (the "Certificate"), dated as of October 1, 1993 and filed for recording on October 5, 1993 in the

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Boston Capital Associates IV L.P.
__________, 2003
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office of the Secretary of State of Delaware, which formed the Partnership and admitted the General Partner to the Partnership and the Partnership's Agreement of Limited Partnership (the "Partnership Agreement") dated as of December 16, 1993. The Partnership Agreement states in full all of the terms and conditions of the agreement among the General Partner, the Limited Partners (including the Assignor Limited Partner) and the Assignees.

     We have examined the Delaware Revised Uniform Limited Partnership Act, the relevant provisions of the federal securities laws and the applicable regulations and other administrative and judicial interpretations thereof, and other federal laws and regulations as we have deemed necessary or appropriate.

     Based solely on the foregoing, it is our opinion that:

          When the aforesaid public offering is completed and the Units are issued and sold in the manner contemplated by the Registration Statement, the Units will be validly authorized and legally issued. When all Capital Contributions in respect of each Unit thus issued have been made in accordance with the terms of the Partnership Agreement and as described in the Registration Statement, when the Partnership Agreement has been appropriately amended to reflect the sale and issuance of such Units and when the Partnership Agreement and such amendments thereto have been duly and properly executed, if and to the extent necessary, such Units will be fully paid and non-assessable. However, if any Partner or Assignee has received the return of any part of his Capital Contribution without violation of the Partnership Agreement or the Delaware Revised Uniform Limited Partnership Act, he is liable to the Partnership for a period of one year thereafter for the amount of the returned Capital Contribution, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period the Capital Contribution was held by the Partnership; and if a Partner or Assignee has received the return of any part of his Capital Contribution in violation of the Partnership Agreement or the Delaware Revised Uniform Limited Partnership Act, he is liable to the Partnership for a period of six years thereafter for the amount of the Capital Contribution wrongfully returned.

     The opinion set forth above represents our conclusion as to the application of the existing laws of Delaware and federal laws to the instant matter, and we can give no assurance that changes in such laws, or in the interpretation thereof, will not affect the opinion expressed by us. Moreover, there can be no assurance that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth represents our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinion expressed herein.

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     Our opinion is further qualified to the extent that the validity of any provision of any agreement or the rights of Partners or Assignees may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Further, we do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any of such agreements.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption "Experts".

                                           Very truly yours,


                                           NIXON PEABODY LLP